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                                                                     EXHIBIT 5.1

                                                                    May 16, 1995

Applied Magnetics Corporation
75 Robin Hill Road
Goleta, CA 93117

Re:  Applied Magnetics Corporation 1994 Employee Stock Option Plan

Gentlemen:

As General Counsel of Applied Magnetics Corporation (the "Company"), I have examined the Registration Statement on Form S-8 ( the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of $.10 par value Common Stock of the Company ("Common Stock") issuable on the exercise of options granted or to be granted under the Company's 1994 Employee Stock Option Plan (the "1994 Plan") and such additional shares as may become subject to issuance on the exercise of options as a result of adjustment provisions in the 1994 Plan.

I have examined the originals, certified copies or copies otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate for the purposes of this opinion. I have also examined the proceedings heretofore taken, and I am familiar with additional proceedings proposed to be taken, in connection with the authorization, issuance and sale of the Common Stock upon exercise of options granted and to be granted under the 1994 Plan.

Based upon such examinations, I am of the opinion that the shares of Common Stock issuable upon exercise of options granted and to be granted pursuant to the 1994 Plan will, if issued in accordance with the terms and provisions of the 1994 Plan and if issued upon receipt by the Company of proper consideration from the option holders, be legally and validly issued, fully paid, and nonassessable.

I consent to the use of this opinion as an exhibit to said Registration Statement and to the use of my name under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                   Yours very truly,

                                   Raymond P. Le Blanc
                                   Vice President, Secretary & General Counsel